Pilgrim’s Pride Reports EBITDA of $435 Million and 19.2% EBITDA Margin for the Third Quarter

GREELEY, Colo., October 29, 2014 - Pilgrim’s Pride Corporation (NASDAQ: PPC) reports third quarter 2014 earnings with Net Sales of $2.3 billion, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") of $435.0 million, and Net Income of $256.0 million, resulting in diluted Earnings Per Share of $0.99 for the quarter. These results compare to Net Sales of $2.1 billion, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") of $222.5 million, and Net Income of $160.9 million, resulting in diluted Earnings Per Share of $0.62 for the third quarter of 2013.

"Our third quarter results reflect the discipline that Pilgrim's has demonstrated in managing the variables within our control as well as the strength we've seen in the chicken markets" stated Bill Lovette, Chief Executive Officer of Pilgrim's. "Our focus has been, and continues to be, the consistent execution of our strategy to be a valued partner to our key customers, relentless pursuit of operational excellence and value-added export growth. We are optimistic that we will continue to be one of the more profitable operators with our management philosophy conducive to continually operating at the top of our industry, even with varying levels of strength in chicken markets”

“We are pleased about the level of engagement from our team members as we move into 2015.Through our budgeting process for next year we have identified new targeted capital investments and additional operational improvement opportunities that will continue our trajectory towards our vision of being the best managed and most respected company in the industry."

Conference Call Information
A conference call to discuss Pilgrim’s quarterly results will be held tomorrow, October 30, 2014 at 7:00 a.m. MDT (9 a.m. EDT). Participants are encouraged to pre-register for the conference call using the link below. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, go to: http://services.choruscall.com/links/ppc141030.html

You may also reach the pre-registration link by logging in through the investor section of our website at www.pilgrims.com and clicking on the link under “Upcoming Events.”

For those who would like to join the call but have not pre-registered, access is available by dialing +1 (877) 270-2148 within the US or +1 (412) 902-6510 internationally and requesting the “Pilgrim’s Pride Conference.”  Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on Pilgrim’s website approximately two hours after the call concludes and can be accessed through the “Investor” section of www.pilgrims.com. The webcast will be available for replay through February 12, 2015.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation employs approximately 35,500 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company’s primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Pilgrim's Pride Corp Investor Relations
IRPPC@pilgrims.com
www.pilgrims.com

PILGRIM’S PRIDE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 28, 2014	December 29, 2013
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$868,597	$508,206
Investment in available-for-sale securities	—	96,902
Trade accounts and other receivables, less allowance for doubtful accounts	413,402	376,678
Account receivable from JBS USA, LLC	240	2,388
Inventories	817,892	808,832
Income taxes receivable	—	64,868
Current deferred tax assets	2,227	2,227
Prepaid expenses and other current assets	77,393	61,848
Assets held for sale	1,419	7,033
Total current assets	2,181,170	1,928,982
Deferred tax assets	85,213	18,921
Other long-lived assets	30,766	40,163
Identified intangible assets, net	28,219	32,525
Property, plant and equipment, net	1,180,414	1,151,811
Total assets	$3,505,782	$3,172,402

Accounts payable	$383,779	$370,360
Account payable to JBS USA, LLC	1,969	3,934
Accrued expenses and other current liabilities	307,153	283,355
Income taxes payable	176,153	—
Current deferred tax liabilities	15,070	15,515
Current maturities of long-term debt	260	410,234
Total current liabilities	884,384	1,083,398
Long-term debt, less current maturities	502,115	501,999
Deferred tax liabilities	—	13,944
Other long-term liabilities	88,490	80,459
Total liabilities	1,474,989	1,679,800
Common stock	2,590	2,590
Additional paid-in capital	1,656,623	1,653,119
Retained earnings (accumulated deficit)	424,305	(120,156)
Accumulated other comprehensive loss	(55,815)	(45,735)
Total Pilgrim’s Pride Corporation stockholders’ equity	2,027,703	1,489,818
Noncontrolling interest	3,090	2,784
Total stockholders’ equity	2,030,793	1,492,602
Total liabilities and stockholders’ equity	$3,505,782	$3,172,402

PILGRIM’S PRIDE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
	(In thousands, except per share data)
Net sales	$2,268,048	$2,142,815	$6,472,929	$6,363,863
Cost of sales	1,817,783	1,906,242	5,458,083	5,726,348
Gross profit	450,265	236,573	1,014,846	637,515
Selling, general and administrative expense	44,629	43,797	138,437	131,888
Administrative restructuring charges	135	3,658	2,286	4,622
Operating income	405,501	189,118	874,123	501,005
Interest expense, net of capitalized interest	11,372	20,413	45,407	68,199
Interest income	(1,171)	(571)	(2,974)	(1,494)
Foreign currency transaction loss (gain)	6,414	2,682	4,932	4,771
Miscellaneous, net	(610)	(8)	(2,609)	(730)
Income before income taxes	389,496	166,602	829,367	430,259
Income tax expense	133,693	5,578	284,932	24,216
Net income	255,803	161,024	544,435	406,043
Less: Net income (loss) attributable to noncontrolling interests	(181)	107	(26)	(161)
Net income attributable to Pilgrim’s Pride Corporation	$255,984	$160,917	$544,461	$406,204

Weighted average shares of common stock outstanding:
Basic	258,999	258,826	258,966	258,825
Effect of dilutive common stock equivalents	523	560	482	341
Diluted	259,522	259,386	259,448	259,166

Net income attributable to Pilgrim's Pride Corporation per share of common stock outstanding:
Basic	$0.99	$0.62	$2.10	$1.57
Diluted	$0.99	$0.62	$2.10	$1.57

PILGRIM’S PRIDE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-Nine Weeks Ended
	September 28, 2014	September 29, 2013
	(In thousands)
Cash flows from operating activities:
Net income	$544,435	$406,043
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	112,740	113,853
Foreign currency transaction losses	8,585	3,734
Accretion of bond discount	342	342
Gain on property disposals	(1,112)	(509)
Gain on investment securities	(49)	—
Share-based compensation	3,504	2,415
Deferred income tax benefit	(79,619)	—
Changes in operating assets and liabilities:
Trade accounts and other receivables	(35,785)	(25,458)
Inventories	(10,339)	39,421
Prepaid expenses and other current assets	(16,694)	(17,304)
Accounts payable, accrued expenses and other current liabilities	36,686	69,895
Income taxes	239,944	(1,818)
Deposits	—	1,898
Long-term pension and other postretirement obligations	(1,764)	(3,174)
Other operating assets and liabilities	1,534	3,921
Cash provided by operating activities	802,408	596,716
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(131,349)	(76,293)
Purchases of investment securities	(55,100)	—
Proceeds from sale or maturity of investment securities	152,050	—
Proceeds from property disposals	8,422	3,330
Cash provided by (used in) investing activities	(25,977)	(72,963)
Cash flows from financing activities:
Proceeds from revolving line of credit	—	505,600
Payments on revolving line of credit, long-term borrowings and capital lease obligations	(410,199)	(758,283)
Sale of subsidiary common stock	332	—
Cash used in financing activities	(409,867)	(257,689)
Effect of exchange rate changes on cash and cash equivalents	(6,173)	(3,928)
Increase (decrease) in cash and cash equivalents	360,391	262,136
Cash and cash equivalents, beginning of period	508,206	68,180
Cash and cash equivalents, end of period	$868,597	$330,316

“EBITDA” is defined as the sum of net income (loss) plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by management and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA. The Company also believes that Adjusted EBITDA, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

(Unaudited)	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
	(In thousands)
Net income from continuing operations	$255,803	$161,024	$544,435	$406,043
Add:
Interest expense, net	10,201	19,842	42,433	66,705
Income tax expense (benefit)	133,693	5,578	284,932	24,216
Depreciation and amortization	36,218	37,914	112,740	113,853
Asset impairments	—	361	—	361
Minus:
Amortization of capitalized financing costs	871	2,204	7,364	7,238
EBITDA	435,044	222,515	977,176	603,940
Add:
Restructuring charges	135	3,658	2,286	4,622
Minus:
Net income (loss) attributable to noncontrolling interest	(181)	106	(26)	(162)
Adjusted EBITDA	$435,360	$226,067	$979,488	$608,724

The summary unaudited consolidated income statement data for the last twelve months ended September 28, 2014 (the LTM Period) have been calculated by subtracting the applicable unaudited consolidated income statement data for the thirty-nine weeks ended September 29, 2013 from the sum of (1) the applicable audited consolidated income statement data for the year ended December 29, 2013 and (2) the applicable unaudited consolidated income statement data for the thirty-nine weeks ended September 28, 2014.

(Unaudited)	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirteen Weeks Ended	LTM Ended
	December 29, 2013	March 30, 2014	June 29, 2014	September 28, 2014	September 28, 2014
	(In thousands)
Net income from continuing operations	$143,670	$98,187	$190,445	$255,803	$688,105
Add:
Interest expense, net	18,176	18,662	13,570	10,201	60,609
Income tax expense (benefit)	11	52,012	99,227	133,693	284,943
Depreciation and amortization	36,670	38,260	38,261	36,218	149,409
Asset impairments	—	—	—	—	—
Minus:
Amortization of capitalized financing costs	2,069	3,586	2,906	871	9,432
EBITDA	196,458	203,535	338,597	435,044	1,173,634
Add:
Restructuring charges	1,039	1,713	438	135	3,325
Minus:
Net income (loss) attributable to noncontrolling interest	319	70	85	(181)	293
Adjusted EBITDA	$197,178	$205,178	$338,950	$435,360	$1,176,666

Net debt is defined as total long term debt less current maturities, plus current maturities of long term debt, minus cash, cash equivalents and investments in available-for-sale securities.  Net debt is presented because it is used by management, and we believe it is frequently used by securities analysts, investors and other parties, in addition to and not in lieu of debt as presented under GAAP, to compare the indebtedness of companies.  A reconciliation of net debt is as follows:

PILGRIM'S PRIDE CORPORATION
Reconciliation of Net Debt
(Unaudited)
	December 30,	December 29,	Thirty-Nine Weeks Ended
	2012	2013	September 28, 2014	September 29, 2013
	(in thousands)
Long term debt, less current maturities	$1,148,870	$501,999	$502,115	$912,019
Add: Current maturities of long term debt	15,886	410,234	260	396
Minus: Cash and cash equivalents	68,180	508,206	868,597	330,316
Minus: Available-for-sale Securities	—	96,902	—	—
Net debt (Cash position)	$1,096,576	$307,125	$(366,222)	$582,099

PILGRIM'S PRIDE CORPORATION
Supplementary Selected Segment and Geographic Data

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
	(In thousands)
	(Unaudited)
Sources of net sales by country of origin:
US:	$2,026,277	$1,932,634	5,758,704	$5,662,991
Mexico:	241,771	210,181	714,225	700,872
Total net sales:	$2,268,048	$2,142,815	$6,472,929	$6,363,863

Sources of cost of sales by country of origin:
US:	$1,634,863	$1,702,791	4,900,087	$5,139,883
Mexico:	182,920	203,451	557,996	586,465
Total cost of sales:	$1,817,783	$1,906,242	$5,458,083	$5,726,348

Sources of gross profit by country of origin:
US:	$391,414	$229,843	$858,617	$523,108
Mexico:	58,851	6,730	156,229	114,407
Total gross profit:	$450,265	$236,573	$1,014,846	$637,515